EXHIBIT 99.1
FirstEnergy Corp.	For Release: January 10, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Ellen S. Raines	Kurt Turosky
(330) 384-5808	(330) 384-5500

FIRSTENERGY TO FILE MOTION FOR CLARIFICATION IN
PUCO ORDER APPROVING RATE CERTAINTY PLAN

Akron, OH - FirstEnergy Corp. (NYSE: FE) announced that it will file a motion today requesting clarification related primarily to one aspect of the Public Utilities Commission of Ohio (PUCO) January 4 order approving the company’s Rate Certainty Plan (RCP).

The company is seeking clarity on issues related to distribution deferrals, including requirements of the review process, timing for booking of certain deferrals, and definitions of the types of expenditures that qualify. The company also is seeking confirmation that the list of distribution expenditures included in the revised stipulation - submitted in November 2005 - falls within the PUCO definition.

The RCP initially was supported by the cities of Cleveland, Akron, Toledo and Parma, the Industrial Energy Users - Ohio, and the Ohio Energy Group, and later supported by the Office of Consumers’ Counsel, Ohio Partners for Affordable Energy, and Cleveland Housing Network and various other Cleveland-area consumer groups.

Under the company’s plan, Ohio Edison, Cleveland Electric Illuminating Company and Toledo Edison customers are expected to pay essentially the same prices for electricity through 2008 as they paid in the mid-1990s. The RCP also provided for the company to postpone for future recovery fuel and distribution-related increases that otherwise could have occurred during the 2006 through 2008 period.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-looking Statements. This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions (including the final outcome of further proceedings with respect to the Ohio companies’ Rate Certainty Plan) as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2004, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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